PROSPECTUS	Pricing Supplement Number 4327
May 17, 2005	Dated March 13, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
August 24, 2005	Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION
GLOBAL MEDIUM-TERM NOTES, SERIES A
(Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA
Trade Date/Pricing Effective	March 13, 2006
Time:
Settlement Date (Original	March 16, 2006
Issue Date):
Maturity Date:	March 16, 2009
Principal Amount:	US$1,500,000,000
Price to Public (Issue Price):	100.000%
Agents’ Commission:	0.15%
All-in Price:	99.85%
Net Proceeds to Issuer:	US$1,497,750,000
Interest Rate Basis	LIBOR, as determined by LIBOR Telerate
(Benchmark):
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.04%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 16, June 16, September 16,
December 16 of each year, ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the
Original Issue Date based on three months USD LIBOR
plus 0.04%
Interest Reset Periods	Quarterly on each Interest Payment Date
and Dates:
Interest Determination Dates:	Quarterly, two London Business Days prior to each
Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Redemption Dates:	None

Put Dates:	None

Settlement:	DTC

CUSIP:	36962GV84

Common Code:	024824748

ISIN:	36962GV846

Pricing Supplement Number 4327
Dated March 13, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the “Underwriters”), as principal, at 100.000% of the aggregate principal amount of the Notes. The Underwriters have advised the Company that the Underwriters propose to offer the Notes for sale at the Re-offer Price referenced above.

Institution	Commitment

Lead Managers:
Credit Suisse Securities (USA) LLC	$690,000,000
J.P. Morgan Securities Inc.	$690,000,000
Co-Managers:
Blaylock & Partners, L.P.	$30,000,000
Samuel A. Ramirez & Company, Inc.	$30,000,000
Utendahl Capital Partners, L.P.	$30,000,000
The Williams Capital Group, L.P.	$30,000,000

Total	$1,500,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.046% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Pricing Supplement Number 4327
Dated March 13, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Additional Information:

General

At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,

2001	2002	2003	2004	2005

1.56	1.62	1.71	1.82	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT